Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
AND BUSINESS HIGHLIGHTS
— Third quarter net loss narrows on higher revenue due to Roche milestone —
BRISBANE, Calif., Nov. 6, 2008, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2008. InterMune reported a net loss for the third quarter of 2008 of $12.5 million, or $0.32 per share, compared with a net loss of $23.1 million, or $0.66 per share, in the third quarter of 2007.
Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Third quarter and recent events have highlighted our significant progress on pirfenidone and ITMN-191. On October 16, Shionogi’s Japanese NDA for pirfenidone was approved, making pirfenidone the first drug approved for idiopathic pulmonary fibrosis (IPF) in any major market in the world. We reported exceptional patient retention in our Phase 3 CAPACITY program for pirfenidone in IPF and we set the expectation for announcement of top-line results from CAPACITY in January or February of 2009. With ITMN-191, we remain committed to announcing top-line results of our triple combination study of ITMN-191 with Pegasys® (pegylated interferon alfa-2a) and Copegus® (ribavirin) during this quarter.”
Results for Third Quarter 2008
InterMune reported total revenue in the third quarter of 2008 of $23.3 million, compared with total revenue of $11.4 million in the third quarter of 2007. Total revenue in the third quarter of 2008 primarily consisted of revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191 (R7227), which totaled $15.8 million in the third quarter of 2008, compared with $0.8 million in the same quarter of 2007. Third quarter 2008 collaboration revenue included a $15.0 million development milestone payment from Roche. Third quarter 2008 total revenue also included Actimmune® (interferon gamma-1b) revenue of $7.5 million, compared with $10.6 million of Actimmune revenue in the same quarter of 2007, a decrease of approximately 29%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote. Third quarter 2008 Actimmune revenue increased modestly over that of second quarter 2008 reflecting an 18% price increase taken in July.
Research and development (R&D) expenses in the third quarter of 2008 were $25.7 million compared with $23.4 million in the third quarter of 2007, an increase of 10%. General and administrative (G&A) expenses were $7.9 million in the third quarter of 2008, compared with $6.4 million in the same period a year earlier, an increase of 23%.
As of September 30, 2008, InterMune had cash, cash equivalents and available-for-sale securities of approximately $185.6 million, compared with $188.3 million as of June 30, 2008.
Results for the Nine Months Ended September 30, 2008
InterMune also reported results from operations for the nine months ended September 30, 2008. The net loss for the period was $65.4 million, or $1.68 per share, compared with a net loss of $63.7 million, or $1.85 per share, in the first nine months of 2007.
Total revenue in the first nine months of 2008 was $40.8 million, compared with total revenue of $57.1 million in the same period of 2007, a decrease of 29%. Actimmune revenue totaled $23.3 million in the first nine months of 2008, compared with $44.6 million of Actimmune revenue in the first nine months of 2007, a decrease of approximately 48%, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche was $17.5 million in the first nine months of 2008, compared with $12.5 million in the same period of 2007. Collaboration revenue in the first nine months of 2008 consisted of a $15.0 million development milestone and $2.5 million in amortization of the initial upfront and manufacturing milestone payments.
R&D expenses were $78.3 million in the first nine months of 2008, a 3% decrease compared to $80.8 million in the same period of 2007. G&A expenses of $22.5 million in the first nine months of 2008 were approximately 2% lower than $23.0 million in the first nine months of 2007.

Third Quarter and Recent Highlights
Pirfenidone:
•	On October 16, Shionogi & Co., Ltd of Japan, which has rights to pirfenidone in Japan, reported approval of its j-NDA to market pirfenidone as Pirespa® in idiopathic pulmonary fibrosis (IPF).

•	InterMune confirmed excellent study conduct in its Phase 3 CAPACITY program for pirfenidone in IPF, with 97% of surviving, transplant-free patients having completed their Week 72 Study Visit.

•	InterMune today announced that all patients have now completed their final study visit scheduled for 30 days after treatment completion. Based on this timing, the company continues to expect to report top-line results from its Phase 3 CAPACITY program in January or in February of 2009.
ITMN-191 (R7227):
•	Announced in early September that InterMune had earned a $15 million development milestone under its development collaboration with Roche for ITMN-191. Under the terms of their 2006 collaboration agreement, the responsibility for the clinical program for ITMN-191 is now in the process of being transitioned to Roche which, starting in Phase 2, will have primary responsibility for completing the global development and registration program.

•	At the meeting of the American Association for the Study of Liver Diseases (AASLD), InterMune presented eight posters on its hepatology programs, including its lead protease inhibitor for the treatment of patients chronically infected with the hepatitis C virus (HCV), ITMN-191. Among the highlights, InterMune reported:
•	Median viral kinetic results for ITMN-191 competitive with those published for other direct antiviral compounds when used in monotherapy for 14 days in treatment-naïve patients chronically infected with hepatitis C virus (HCV) genotype 1.

•	Excellent safety and tolerability for ITMN-191 in all dosage regimens.

•	The in-vitro combination of ITMN-191 with the active moiety of polymerase inhibitor R7128 (Roche/Pharmasset) in a 14-day replicon clearance assay and in a 3-week colony formation assay resulted in clearance of the HCV replicon and reduced or suppressed the emergence of drug-resistant viral variants. These results suggest that the combination would likely result in significantly greater antiviral activity than has been observed with either of these agents in previous monotherapy trials.

Guidance for 2008 Operating Expenses
InterMune today reiterated its guidance with respect to operating expenses in 2008.
For the year ending December 31, 2008, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be in a range of approximately $25 to $30 million.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the third quarter and first nine months of 2008, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 71184785. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 71184785. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at

Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.
Financial tables follow

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2008	2007	2008	2007
Revenue, net
Actimmune	$7,505	$10,553	$23,297	$44,611
Collaboration revenue	15,818	818	17,454	12,454

Total revenue, net	23,323	11,371	40,751	57,065

Costs and expenses:
Cost of goods sold	1,692	3,491	7,276	12,051
Research and development	25,665	23,438	78,307	80,833
General and administrative	7,879	6,380	22,465	22,966
Acquired research and development milestone	—	7,500	—	7,500
Restructuring charges	—	317	—	10,246

Total costs and expenses	35,236	41,126	108,048	133,596

Loss from operations	(11,913)	(29,755)	(67,297)	(76,531)

Interest income	1,212	2,510	4,644	7,754
Interest expense	(1,520)	(726)	(4,101)	(2,185)
Other income (expense)	18	(196)	1,286	2,326

Loss from continuing operations before income taxes	(12,203)	(28,167)	(65,468)	(68,636)

Income tax expense	325	—	—	—

Loss from continuing operations	(12,528)	(28,167)	(65,468)	(68,636)

Discontinued operations:
Income (loss) from discontinued operations	(3)	5,043	71	4,915

Net loss	$(12,531)	$(23,124)	$(65,397)	$(63,721)

Basic and diluted loss per share:
Continuing operations	$(0.32)	$(0.81)	$(1.68)	$(1.99)
Discontinued operations	—	0.15	—	0.14

Net loss per share	$(0.32)	$(0.66)	$(1.68)	$(1.85)

Shares used in computing basic and diluted net loss per share	39,031	34,801	38,954	34,394

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	Sept 30,	December 31,
	2008	2007
Cash, cash equivalents and available-for-sale securities	$185,561	$235,292
Other assets	20,219	27,153

Total assets	$205,780	$262,445

Total other liabilities	$34,202	$26,430
Liability under government settlement	29,806	30,642
Deferred collaboration revenue	63,807	66,261
Convertible senior notes	170,000	170,000
Stockholders’ deficit	(92,035)	(30,888)

Total liabilities and stockholders’ deficit	$205,780	$262,445

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